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                                                                 Exhibit 10(e)

                          MEMORANDUM OF UNDERSTANDING

      WHEREAS, New England Power Company (NEP) provides all requirements electric service at wholesale to its retail affiliates, Massachusetts Electric Company, The Narragansett
Electric Company, and Granite State Electric Company (the NEES
Retail Companies) operating in the respective states of Massachusetts, Rhode Island, and New Hampshire;
      WHEREAS, the Massachusetts Department of Public Utilities, the Rhode Island Public Utilities Commission, and the New Hampshire Public Utilities Commission regulate the retail rates of the NEES Retail Companies, which retail rates include wholesale purchased power costs paid to NEP under wholesale rates regulated by the Federal Energy Regulatory Commission;
      WHEREAS, NEP's cost of providing service and wholesale rates are affected by the new resources that NEP adds to meet the electricity requirements of retail customers in Massachusetts,
Rhode Island, and New Hampshire;
      WHEREAS, the State Commissions have in place independent processes through which they review the resource plans and decisions by NEP prior to the time that those decisions are
reflected in wholesale rates to the NEES Retail Companies; and
      WHEREAS, the State Commissions, the NEES Retail Companies, and NEP believe that plans and resource decisions can be implemented most effectively under a coordinated, consensual, and consistent process of review;
      NOW THEREFORE, NEP and the NEES Retail Companies commit to do the following:
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I.    Definitions.
      As used in this Memorandum:
      (A) "Regional Integrated Resource Plan" means a fifteen-year, system wide resource plan filed by NEP and each NEES Retail Company with each respective State Commission that includes: (1) a forecast of demands and kilowatthour usage by retail customers; (2) an inventory of existing resources; (3) an identification of additional resource needs; (4) a projection of the amount of capacity to be added through Significant New Supply Side Commitments and other supply side resources that are not Significant New Supply Side Commitments; (5) a projection of demand side resources expected to be developed over the planning horizon; (6) plans for compliance with new environmental laws, regulations, orders, or consent decrees before courts or regulatory agencies at existing units involving significant expenditures, including NEP's proposals to achieve compliance with the regulatory requirements under the Clean Air Act Amendments of 1990 at its eight units at the Salem Harbor and Brayton Point Stations and an evaluation of those proposals against other alternatives in the market; (7) a two-year implementation plan designed to detail how the Regional Integrated Resource Plan will be developed and implemented in the first two years; and (8) any other information required to be filed
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            with the State Commission under state law or State
            Commission regulation.
      (B) "Significant New Supply Side Commitment" means a commitment to either (1) a new contract with a power supplier ("Purchased Power Contract") or (2) a new generating project proposed by NEP that is incorporated in a unit power contract with the NEES Retail Companies pursuant to Paragraph III ("NEP Unit Power Contract"), which commitment: (a) is executed or whose construction will commence after the Regional Integrated Resource Plan is filed; (b) extends for a period of three years or longer; (c) involves the purchase of an entitlement in at least 30 megawatts of additional capacity or requires the construction of a new generating unit having a total capacity greater than 30 megawatts; and (d) is intended to serve the electricity requirements of the NEES retail companies.
      (C)   "FERC" means the Federal Energy Regulatory Commission.
      (D) "State Commission" means the Massachusetts Department of Public Utilities, New Hampshire Public Utilities Commission, and Rhode Island Public Utilities Commission together with any other agency or agencies that are authorized under state law to receive or review utility forecasts and plans in Massachusetts, New Hampshire, and Rhode Island.
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      (E)   "All Requirements Tariff" means FERC Electric Tariff,
            Original Volume Number 1 of New England Power Company under which NEP makes all-requirements sales to the NEES Retail Companies and other wholesale customers.

II. Coordinated State Review of the Regional Integrated Resource Plans for the NEES Companies.

      (A) NEP and each NEES Retail Company shall jointly and concurrently file at least once every two years a
            Regional Integrated Resource Plan with each NEES Retail Company's respective State Commission.
      (B) Each State Commission will review the Regional Integrated Resource Plan in accordance with state law.
      (C) Within 30 days following either (1) the completion of reviews or the receipt of rulings by all State
            Commissions on the Regional Integrated Resource Plan filing or (2) one year following the filing of the Regional Integrated Resource Plan, whichever occurs first, NEP and the NEES Retail Companies shall file a compliance plan which shall:
                  (a) notify all State Commissions that the rulings
                  on the Regional Integrated Resource Plans are
                  consistent; or
                  (b) notify all State Commissions that the rulings
                  on the Regional Integrated Resource Plan are
                  inconsistent, identify all such inconsistencies, propose a resolution designed to reconcile the
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                  inconsistencies, and request a joint hearing before
                  the State Commissions on the compliance filing.
      (D) The State Commissions shall have the opportunity to supplement or revise their rulings in response to the compliance plan under Paragraph II.(C) by acting within 90 days of the request.

III.  State Commission Review of Significant New Supply Side
      Commitments.

      (A) On or before its next general wholesale rate filing, NEP shall file with FERC amendments to its All Requirements Tariff requiring: (1) all Significant New Supply Side Commitments, wherever located, to be made initially by the NEES Retail Companies, subject to review by their respective State Commissions under Paragraph III.(B), and conditioned upon a successful completion of that review, and (2) all Significant New Supply Side Commitments remaining after state review to be assigned by the NEES Retail Companies to NEP under Paragraph III.(C).
      (B) The NEES Retail Companies shall execute all Purchased Power Contracts that represent Significant New Supply
            Side Commitments and all such contracts shall include a provision requiring an assignment to NEP in accordance with the terms of Paragraph III.(C). In addition, the NEES Retail Companies shall sign NEP Unit Power Contracts for all projects constructed and owned by NEP that represent Significant New Supply Side Commitments under which NEP's rate recovery of appropriate project costs
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            will be through its All Requirements Tariff.  The NEES
            Retail Companies shall file each of these Significant New Supply Side Commitments with their respective State Commissions before the Significant New Supply Side Commitment becomes effective. Each State Commission shall have 90 days to review the Significant New Supply Side Commitment; provided, however, that any State Commission may extend the review period for itself and all other State Commissions for up to an additional 30 days by issuing a notice or order extending the review period. If during the review period, as it may be extended, any State Commission, acting pursuant to state law and subject to appellate review, objects to the Significant New Supply Side Commitment or any of its terms, then the Significant New Supply Side Commitment shall be rendered null and void, and NEP and all NEES Retail Companies shall be precluded from going forward with the Significant New Supply Side Commitment.
      (C)   If no State Commission objects to a Significant New
            Supply Side Commitment within the review period, the Significant New Supply Side Commitment shall become effective in accordance with its terms. If the Significant New Supply Side Commitment is a Purchased Power Contract, the NEES Retail Companies shall assign it to NEP, and if the Significant New Supply Side Commitment is a NEP Unit Power Contract, NEP may proceed with the project's development.
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      (D)   If after the date this Memorandum is executed:
            (1) A NEES Retail Company terminates all or any part of its purchases under the All-Requirements Tariff; or
            (2) A new law, rule, or order promulgated by a legislature, court, regulatory agency or other lawful authority limits the right of any NEES
                  Retail Company to be the exclusive seller of
                  electricity at retail within its current franchise
                  territory; or
            (3) A new law, rule, or order promulgated by a legislature, court, regulatory body or other lawful authority limits NEP's right to make sales to any NEES Retail Company under the All-Requirements Tariff at prices established using NEP's reasonable and prudent cost of providing service as determined by FERC, then the costs that NEP has incurred to serve that NEES Retail Company shall be allocated to and paid by that
            NEES Retail Company and not allocated to or paid by any other NEES Retail Company.
      (E) The procedures established in this Section do not represent in any way a preapproval process for the rate recovery by NEP of the costs associated with the Significant New Supply Side Commitment, and no action or failure to object by a State Commission shall bind the State Commission in any way in any future wholesale rate proceeding before the FERC in which NEP seeks rate
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            recovery of the costs associated with the Significant New
            Supply Side Commitment. Specifically, failure to object to a Significant New Supply Side Commitment shall not preclude the State Commission from arguing to FERC in a later wholesale rate proceeding that NEP's entry into the Significant New Supply Side Commitment was unreasonable or imprudent.
      (F) The procedures set forth in this Section shall apply only to the development of Significant New Supply Side Commitments. Nothing in this Memorandum shall restrict or limit the rights or management discretion of NEP or
            the NEES Retail Companies to operate and manage their existing resources and the Significant New Supply Side Commitments that become effective or are developed following the State Commission reviews under this Memorandum, provided, however, that nothing in this Memorandum shall affect the existing authority of FERC, or the State Commissions with rate jurisdiction over reassigned resources, to determine following an investigation in which interested persons are permitted to intervene whether the costs incurred are appropriately recovered in jurisdictional rates. Significant New
            Supply Side Commitments shall not include investments or improvements associated with: (1) the ongoing operation or management of existing units and the Significant New Supply Side Commitments that have been developed under this Memorandum; or (2) compliance with environmental
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            laws, regulations, orders, or consent decrees before
            courts or regulatory agencies. The Manchester Street Repowering Project, the replacement of units at the
            Vernon Hydro Station, and purchased power contracts made prior to the effective date of this Agreement are committed resources and shall not be included in the definition of a Significant New Supply Side Commitment and shall not be subject to the procedures set forth in this Memorandum, provided, however, that all contracts executed as a result of NEP's request for proposals dated December 17, 1991 (the Green RFP) shall be treated as Significant New Supply Side Commitments and shall be subject to the procedures set forth in this Memorandum.
IV.   Conservation and Load Management Programs.
      (A) In an Offer of Partial Settlement filed with and approved by FERC in Docket Nos. ER 88-630-000 et al. (the W-10 Partial Settlement), NEP agreed to cease wholesale rate recovery of Nondispatchable Program Costs associated with conservation and load management (C&LM) programs
            "whenever a state commission includes Nondispatchable Program Costs of that affiliate in retail rates." (W-10 Partial Settlement, II.E.3.). NEP also reserved its right to seek recovery "in wholesale rates for any expenditures related to C&LM . . . incurred on or after January 1, 1993." (Id at II.E.5.). Following the approval of the W-10 Partial Settlement, each of the
            State Commissions has included the Nondispatchable
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            Program Costs of its respective NEES Retail Company in
            retail rates and NEP hereby waives its right under
            Section II.E.5 of the W-10 Partial Settlement to seek recovery of Nondispatchable Program Costs in wholesale rates during the effective period of this Memorandum of Understanding. Nothing in this Memorandum shall affect or restrict NEP's ability to seek recovery of Planning
            and Dispatchable Program Costs in wholesale rates or prevent the reallocation of these costs back to the NEES Retail Companies, provided, however, that if NEP seeks to recover these costs, NEP will continue its practice of filing all relevant cost recovery information with the State Commissions at the same time that it files this information with FERC. For purposes of this Memorandum, "Planning and Dispatchable Program Costs" and "Nondispatchable Program Costs" shall have the same meanings as in the W-10 Partial Settlement (II.D.1. and 2.).
      (B) NEP agrees to make available to each State Commission information, data, and analysis necessary to establish the cost effectiveness of each NEES Retail Company's C&LM program when that program is evaluated from the perspective of the integrated NEES System based on NEP's marginal costs of providing electricity supplies in the context of the integrated, least cost resource plan, as well as from the perspective of the NEES Retail Companies based on NEP's wholesale rate.
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V.    Term of Memorandum.
      The Term of this Memorandum shall commence when each State Commission has approved this Agreement and FERC has approved NEP's filing under Paragraph III.(A), and shall continue for the life of any Significant New Supply Side Commitment that has become
effective under this Memorandum, provided, however, that NEP or any NEES Retail Company may terminate their obligations to continue the contracting and filing procedure for future Significant Supply Side Commitments under Paragraph III, and NEP may rescind the modifications to its All-Requirements Tariff made pursuant to Paragraph III(A) by giving two years written notice to each State Commission. Notwithstanding the foregoing, NEP or any NEES Retail Company may immediately terminate such obligations and rescind such modifications if the following conditions are no longer met:
      (A)   All Significant New Supply Side Commitments, all
            contracts with qualifying facilities wherever they are located, and all other purchases from any supply side resource having a capacity greater than one megawatt are assigned to NEP by the NEES Retail Companies except for any qualifying facilities signed by Massachusetts
            Electric Company pursuant to the October 21, 1991 Offer
            of Settlement approved in Docket Nos. E.F.S.C. 91-24 and D.P.U. 91-114;
      (B) An exemption for NEP and Massachusetts Electric Company from the Massachusetts Integrated Resource Management regulations set forth in 220 C.M.R. 10.00 et seq. is granted and remains in effect, and the review of
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            Significant New Supply Side Commitments under this
            Memorandum is the exclusive procedure for the prior review of Significant New Supply Side Commitments by
            State Commissions other than any further reviews that may be required by environmental and siting laws within the state in which the project is to be located or;
      (C) Nondispatchable Program Costs are recovered in retail rates, and the State Commissions recognize as reasonable and appropriate all conservation and load management commitments made by or to other State Commissions when reviewing the Regional Integrated Resource Plans that are filed under Section I.B.

Granite State Electric Company             Massachusetts Electric Company

s/Lydia M. Pastuszek                       s/John H. Dickson

By: Lydia M. Pastuszek                     By: John H. Dickson
Title: President                           Title: President


New England Power Company      The Narragansett Electric Company

s/Jeffrey D. Tranen                  s/Robert L. McCabe

By: Jeffrey D. Tranen          By: Robert L. McCabe
Title: President                   Title: President

DATE: July 21, 1993